                                                                   Exhibit 23A

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement of Lucent Technologies Inc. on Form S-3 (File No. 333-01223) of our report dated January 25, 1996 (Note 14 is dated February 1, 1996), on our audits of the consolidated financial statements and financial statement schedule of Lucent Technologies Inc. at December 31, 1995 and 1994 and for the years ended
December 31, 1995, 1994, and 1993 which report is included in the registration statement on Form 10 (File No. 001-11639) of Lucent Technologies Inc. We also consent to the reference to our firm under the caption "Experts."

                                                Coopers & Lybrand L.L.P.

1301 Avenue of the Americas
New York, New York
March 12, 1996